Exhibit 10.9

DIME COMMUNITY BANK SEVERANCE BENEFITS PLAN

PLAN PURPOSE

The purpose of the Dime Community Bank Severance Benefits Plan (“Plan”) is to provide certain benefits in the event of the involuntary termination of an Eligible Employee (as defined below) of Dime Community Bank (“Bank”) and its affiliates as a result of job elimination, workforce reduction, reorganization or similar corporate event designated by the Bank or an involuntary termination in connection with a Change in Control (as defined below) during the Change in Control Period (as defined below) (a “Restructuring”). The Bank believes that whenever possible Eligible Employees should have temporary income to help minimize the financial stress associated with job loss. Therefore, this Plan provides severance pay and Outplacement Services (as defined below) to help Participants bridge the time until they secure new employment in the event the Participant is terminated as a result of a Restructuring.

This document is a combined plan document and summary plan description within the meaning of ERISA (as defined below).

ARTICLE I

ESTABLISHMENT OF PLAN

Section 1.1         Establishment of Plan.

As of the Effective Date (as defined below), the Bank hereby establishes a severance plan to be known as the “Dime Community Bank Severance Benefits Plan.”  This Plan replaces the Severance Pay Plan of Dime Community Bank in its entirety as of the Effective Date.  The purpose of this Plan is set forth above.

Section 1.2         Status as Welfare Benefit Plan Under ERISA.

This Plan is an "employee welfare benefit plan" within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and shall be construed, administered and enforced according to the provisions of ERISA.

Section 1.3         Prior Plans

With the exception of any individual employment agreements and change in control agreements that are in effect as of the Effective Date of a Participant’s termination of employment, this Plan supersedes any and all prior separation and severance arrangements that provide payments in the event of a Change in Control or in the ordinary course of business that may previously have been offered by the Bank to Eligible Employees.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Section 2.1         Definitions.

Whenever used in this Plan, the following terms shall have the meanings set forth below.

(a)          “Administrator” means the person or committee of the Board responsible for administering this Plan in accordance with Article XI hereof.

(b)          “Base Compensation” means:

(i)	For salaried employees, a Participant’s annual base salary at the rate in effect on his or her termination date.

(ii)
For employees whose compensation is determined in whole or in part on the basis of commission income, a Participant’s base salary as of his or her termination date, if any, plus the commissions earned by the employee in the twelve (12) full calendar months preceding his or her termination of employment.

(iii)	For hourly employees, a Participant’s total hourly wages for the twelve (12) full calendar months preceding his or her termination of employment.

(c)          “Board” means the board of directors of the Bank.

(d)          “Cause” means, with respect to the conduct of a Participant in connection with his or her employment with an Employer, personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, conviction of or plea of no contest to a felony, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing among financial institutions.

(e)          “Change in Control” shall have the meaning set forth in the Dime Community Bancshares, Inc. 2013 Equity and Incentive Plan, as in effect and as amended from time to time, including any successor equity plan thereto, provided that such Change in Control also constitutes the occurrence of a change in control event as defined in Internal Revenue Code Section 409A, as the same may be amended from time to time.

(f)           “Change in Control Period” means the period three (3) months prior to the occurrence of a Change in Control and one (1) year thereafter.

(g)          “Change in Control Termination” has the meaning set forth in Article IV.

(h)          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rules and regulations thereunder.

(i)           “Effective Date” means the date this Plan is approved by the Board of Directors of the Bank, or such other date as the Board shall designate in its resolution approving this Plan.

(j)           “Eligible Employee” means any Employee of the Bank or any affiliate of the Bank immediately prior to the Severance Date who: (i) is a regular full time or part time Employee of the Employer and (ii) has completed one (1) Year of Service with the Employer.  Eligible Employees EXCLUDE: (i) any Employee who is a party to a contract or agreement or eligible under another severance plan or policy that provides for severance benefits, separation benefits or similar post-termination payments or payments in the event of a Change in Control, (ii) independent contractors or individuals being paid through an employee leasing company, temporary agency or other third party agency; (iii) any individual classified by the Bank as an independent contractor or a part-time, seasonal, occasional, limited duration, temporary or leased employee (even if later retroactively classified as a common law employee); and (iv) any Employee covered by a collective bargaining agreement, unless the collective bargaining agreement provides for the Employee’s participation in this Plan.

(k)          “Employee” means any person who is a common law employee of the Employer.

(l)           “Employer” means the Bank or a subsidiary of the Bank, a parent of the Bank which has adopted the Plan pursuant to Article VI hereof or any successor who assumes this Plan in accordance with Article VII hereof.

(m)          “Outplacement Services” means outplacement services provided through a third-party service provider selected by the Employer in its sole discretion.

(o)          “Paid Time Off” has the meaning set forth in Section 5.2.

(p)          “Payment” means the payment of severance compensation as provided in Article IV hereof.

(q)          “Participant” means an Eligible Employee entitled to severance payments and benefits under this Plan.

(r)           “Plan Year” means the 12 month consecutive period ending on December 31st.  The first Plan Year will be January 1, 2018 – December 31, 2018.

(s)          “Pro-rated Performance Bonus” has the meaning set forth in Section 4.1(c).

(t)           “Pro-rated Target Bonus”  has the meaning set forth in Section 4.1(c).

(u)          “Re-employment Commencement Date” means the date on which an Eligible Employee who terminates employment with the Employer first performs an hour of Service with the Employer following such termination of employment.

(v)          “Service” means employment by the Employer. At the Board’s discretion, Service may be deemed to include employment with an affiliate of the Bank or a predecessor employer that was acquired by or merged into the Bank.

(w)         “Severance Date” means the date on which an Employee’s employment with the Employer is terminated.

(x)          “Severance Period” means a period of weeks or months beginning immediately following an Eligible Employee’s Severance Date and with a duration equal to the number of weeks used to calculate the Eligible Employee’s Payment under this Plan.

(y)          “Waiver and Release” has the meaning set forth in Section Article IV.

(z)          “Year of Service” means each 12-month period of continuous employment with an Employer following an Eligible Employee’s date of hire during which the Eligible Employee completes at least one hour of service each month.  The taking of a leave of absence (as defined below) does not eliminate a period of time from being a Year of Service if the period of time otherwise qualifies as a year of service.  A “leave of absence” means: (i) the taking of an authorized or approved leave of absence under federal or state family and medical leave laws; or (ii) active military leave.  For purposes of determining a benefit, but not eligibility, under this Plan, partial years will be rounded up to the nearest whole Year of Service.

Section 2.2         Applicable Law.

The laws of the State of New York shall be the controlling law in all matters relating to the Plan to the extent not preempted by federal law.

Section 2.3         Severability.

If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 2.4         Headings.

The headings of sections are solely for convenience of reference, and if there is a conflict between such headings and the test of the Plan, the text shall control.

ARTICLE III

ELIGIBILITY

Section 3.1         In General.

An Employee who is an Eligible Employee immediately prior to his or her Severance Date and qualifies for severance payments and benefits as a result of a Restructuring shall become a Participant as of said date.

Section 3.2         Qualification for Severance Payments and Benefits.

An Eligible Employee qualifies for severance payments and benefits under this Plan if the Eligible Employee’s employment is involuntarily terminated by the Employer as a result of a Restructuring. An Eligible Employee who is on an authorized leave of absence on his or her Severance Date and otherwise qualifies for severance payments and benefits under this Plan shall be eligible for the payments and benefits provided under Article IV and Article V of this Plan as of the date the leave of absence ends. The determination of whether an Eligible Employee’s involuntary termination is as a result of a Restructuring shall be made by the Bank, in its sole discretion, and such determination shall be conclusive and binding on the Plan and the Eligible Employee.

Notwithstanding the foregoing, an Eligible Employee will not qualify for severance payments or benefits under this Plan if:

(a)          The Eligible Employee voluntarily terminates employment with the Employer for any reason;

(b)          In connection with the involuntary termination of an Eligible Employee’s employment, the Employer offers the Eligible Employee another position, that does not require the Eligible Employee to be based at a work location more than fifty (50) miles from the location of his or her job or office immediately prior to the Severance Date provided that such new work location is not closer to the Eligible Employee’s home;

(c)          The Eligible Employee’s employment is involuntarily terminated in connection with the Change in Control and the Eligible Employee is offered employment by the purchaser upon or following the completion of the Change in Control, whether or not there has been a change in reporting (or the Eligible Employee does not apply for such position if the Eligible Employee has been offered an opportunity by the purchaser to do so), provided that the Eligible Employee is not required to change the work location of his or her job or office more than fifty (50) miles from the location of his or job or office immediately prior to the Severance Date provided that such new work location is not closer to the Eligible Employee’s home; or;

(d)          The Eligible Employee’s employment is terminated by the Employer for Cause or in circumstances that do not constitute a Restructuring as determined by the Bank in its discretion.

Notwithstanding the foregoing, in the event the Eligible Employee is terminated from employment and it is subsequently determined that, by virtue of conduct or circumstances, arising either before or after the termination, the Eligible Employee engaged in conduct that would have entitled the Employer to terminate him or her for Cause, the Eligible Employee will be considered to have terminated for Cause and will not be eligible for severance payments or benefits under the Plan. (In such circumstances, if Plan payments have already been paid, the Bank will be entitled to recover any such payments.) Further, an Eligible Employee shall not be entitled to severance payments or benefits under this Plan if the Eligible Employee’s termination of employment occurs by reason of the Eligible Employee’s death or disability (as defined and determined in accordance with the long-term disability plan or policy of the Bank as then in effect).

ARTICLE IV

PAYMENTS

Section 4.1         Payment Formula.

(a)          Subject to paragraphs (b), (d) and (e) below, if an Eligible Employee qualifies for severance payments or benefits under Article III, such Eligible Employee shall be entitled to receive a severance benefit Payment equal to the product of: (i) the Participant’s Years of Service through the Severance Date; and (ii) two (2) week’s Base Compensation.

(b)          The minimum severance benefit Payment calculated above shall equal no less than four (4) week’s Base Compensation and the maximum severance benefit Payment calculated above shall equal no more than twenty-six (26) week’s Base Compensation.  For example, if a Participant has one (1) Year of Service through the Severance Date, the severance benefit Payment calculated above shall equal one (1) times two (2) week’s Base Compensation, which equals a total severance benefit Payment of two (2) week’s Base Compensation. Such amount shall be increased to equal the minimum severance benefit Payment of four (4) week’s Base Compensation. If the Participant has fifteen (15) Years of Service, the severance benefit Payment would be calculated to equal fifteen (15) times two (2) week’s Base Compensation, which would equal thirty (30) week’s Base Compensation.  Such amount shall be reduced to the maximum severance benefit Payment of twenty-six (26) week’s Base Compensation.

(c)          In addition to the Payment described in paragraphs (a) and (b) above, if an Eligible Employee is eligible to receive severance benefits under Article III on account of a termination of employment that occurs both during the Change in Control Period and during the last (6) six months of the Plan Year (a “Change in Control Termination”), the Bank may in its sole discretion also award the Eligible Employee a pro-rated annual bonus Payment equal to the product of (i) the Eligible Employee’s annual target bonus for the applicable fiscal year, and (ii) a fraction, (the numerator of which is the number of days the Eligible Employee was employed by the Employer during the Plan Year and the denominator of which is 365 (“Pro-rated Target Bonus”).  Notwithstanding the foregoing, with respect to Code Section 162(m) “covered employees”, in the event that the Change in Control Termination occurs in the year following the Change in Control, the Bank may in its sole discretion also instead award the “covered employees” a pro-rated annual bonus Payment equal to the product of: (i) the performance bonus to which the Eligible Employee would have been entitled to had he or she remained employed at the Employer until the date on which the bonus is normally paid, and (ii) a fraction, the numerator of which is the number of days the Eligible Employee was employed by the Employer during the Plan Year and the denominator of which is 365 (“Pro-rated Performance Bonus”).

(d)          Notwithstanding the provisions of (a), (b) and (c) above, if a Payment to a Participant who is a Disqualified Individual shall be in an amount which includes an Excess Parachute Payment, the Payment hereunder to that Participant shall be reduced to the maximum amount which does not include an Excess Parachute Payment. The terms “Disqualified Individual” and “Excess Parachute Payment” shall have the same meaning as defined in Section 280G of the Code, or any successor section of similar import.

(e)          A Participant will not be eligible to receive a Payment or other severance benefits under this Plan unless he or she executes a Waiver and Release in substantially the form attached hereto as Exhibit A.

Section 4.2         Time of Payment.

Subject to the effectiveness of the Waiver and Release attached hereto as Exhibit A and subject to any payment timing requirements under Section 11.2, the Payment to which a Participant is entitled shall be paid to the Participant by the Employer, in cash and in full, not later than ten (10) business days after the expiration of the revocation period under the Waiver and Release, which shall occur no later than sixty (60) days following the Participant’s Severance Date.

ARTICLE V

OTHER RIGHTS AND BENEFITS

Section 5.1         Outplacement Services.

The Employer will pay the full cost of Outplacement Services for all Participants receiving severance payments under Article IV above for a period not to exceed six (6) months following a Participant’s Severance Date.  . Outplacement services shall include, but are not limited to: assistance with preparing a resume, developing interviewing skills, identifying career opportunities and evaluating offers.

Section 5.2         Paid Time Off

Participants receiving severance payments under Article IV will receive a payment for any accrued and unused paid time off (“Paid Time Off”) in their final paycheck following or coincident with the Severance Date

Section 5.3         Other Benefits.

Neither the provisions of this Plan nor any Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant’s rights as an Employee of an Employer, whether existing now or hereafter, under any other benefit, incentive, retirement, stock option, stock bonus, stock ownership or any employment agreement or other plan or arrangement (except to the extent this Plan supersedes any severance benefit agreement or plan).

Section 5.4         Effect of Rehire (Non-Change in Control Terminations ONLY)

If a Participant who is terminated other than in connection with a Change in Control incurs a Reemployment Commencement Date during the Severance Period, he or she will be required to repay an amount equal to the excess of (i) the Payment over (ii) the amount of the Payment corresponding to the number of weeks the Participant was not employed by the Employer.

Section 5.5         Employment Status.

This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation to retain the Participant as an employee, to change the status of the Participant’s employment, or to change the Employer’s policies regarding termination of employment.

ARTICLE VI

PARTICIPATING EMPLOYERS

Upon approval by the Board, this Plan may be adopted by any Subsidiary or Parent of the Bank. Upon such adoption, the Subsidiary or Parent shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the employee of that Subsidiary or Parent. The term “Subsidiary” means any corporation in which the Bank, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock. The term “Parent” means any corporation which holds a majority of the voting power of the Bank’s outstanding shares of capital stock.

ARTICLE VII

SUCCESSOR TO THE BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the obligations under this Plan, in the same manner and to the same extent that the Bank or any adopting employer would be required to perform if no such succession or assignment had taken place.

ARTICLE VIII

AMENDMENT AND TERMINATION

Section 8.1         Amendment and Termination.

This Plan may be terminated or amended in any respect at any time by resolution adopted by a majority of the Board.

Section 8.2         Form of Amendment.

The form of any proper amendment or termination of this Plan shall be a written instrument signed by a duly authorized officer or officers of the Bank, certifying that the amendment or termination has been approved by the Board. A proper amendment of this Plan automatically shall effect a corresponding amendment to each Participant’s rights hereunder. A proper termination of this Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder.

ARTICLE IX

ARBITRATION

To the extent not inconsistent with the claims procedures herein, any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of the Bank, in accordance with rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

ARTICLE X

LEGAL FEES AND EXPENSES

Section 10.1       Legal Fees and Expenses.  Subject to the notice provision in Section 10.2 hereof, all reasonable legal fees and other expenses paid or incurred by Participant pursuant to any dispute or question of interpretation relating to this Plan shall be paid or reimbursed by the Bank, if Participant is successful pursuant to a legal judgment, arbitration or settlement.

Section 10.2       Notice. A Participant must provide the Bank with ten (10) business days’ notice of a complaint of entitlement under this Plan before the Bank shall be liable for the payment of any legal fees or other expenses referred to in Section 10.1 hereof.

ARTICLE XI

ADMINISTRATION OF THE PLAN

Section 11.1       The Administrator shall have sole authority and discretion to administer and construe the terms of this Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Administrator shall have the following powers and duties:

(a)          To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)          To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)          To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)          To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;

(e)          To prepare and file, distribute or furnish all reports, plan descriptions and other information concerning the Plan;

(f)           To review and dispose of claims under the Plan filed and appealed pursuant to Article XII; and

(g)          To discharge such other responsibilities or follow such directions as may be assigned or given by the Board of Directors of the Bank.

Section 11.2       Compliance with Internal Revenue Code Section 409A.

(a)          To the extent necessary to ensure compliance with Section 409A, the provisions of this Section 11.2 shall govern in all cases over any contrary or conflicting provision in the Plan.  This Section 11.2 is an absolutely superseding provision of this Plan, meaning that it will apply notwithstanding other provisions of this Plan that permit or require payment at an earlier time.

(b)         It is the intent of the Employer that this Plan comply with the requirements of Section 409A with respect to any nonqualified deferred compensation subject to Section 409A.  The Plan shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent the Plan provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon any Participant under Section 409A.

(c)          The Employer does not, however, assume any economic burdens associated with Section 409A. Although the Employer intends to administer the Plan to prevent taxation under Section 409A, it does not represent or warrant that the Plan complies with any provision of federal, state or local law. The Employer and its respective directors, officers, employees and advisers will not be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan.  The Employer shall have no obligation to indemnify or otherwise protect any Participant from any obligation to pay taxes under Section 409A.  However, following the occurrence of a Change in Control, the Employer shall exercise its good faith best efforts to minimize any adverse impact to a Participant with respect to the benefits payable to the Participant under this Plan (for example, by preserving the availability of the Section 409A short-term deferral exemption with respect to such benefits to the extent possible and by avoiding any forfeiture of a Participant’s benefits or any other non-payment of benefits due under this Plan).

(d)          It is intended that each lump sum payment made pursuant to Article IV shall be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A.

(e)          To the extent necessary to comply with Section 409A, in no event may a Participant, directly or indirectly, designate the taxable year of payment.  In particular, to the extent necessary to comply with Section 409A, because any payment to a Participant under this Plan is conditioned upon the Participant’s executing and not revoking a Waiver and Release, if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.

(f)          To the extent necessary to comply with Section 409A, references in this Plan to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” within the meaning of the Section 409A Treasury regulations (“Separation from Service”), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Participant incurs a Separation from Service.  In addition, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of his or her Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Participant’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death.

Section 11.3       Required Regulatory Provision.

If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)( I), all obligations of the Employer under this Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Participants.

ARTICLE XII

CLAIMS PROCEDURE

Section 12.1       Claims Procedure/Claims Review

The Plan Administrator reviews and authorizes payment of benefits allowance for those Participants who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of the severance benefit should be directed to the Plan Administrator.

If a Participant feels he or she is not receiving benefits which are due, the Participant should file a written claim for the benefits with the Plan Administrator. A decision on whether to grant or deny the claim will be made within ninety (90) days following receipt of the claim. If more than ninety (90) days is required to render a decision, the Participant will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than one hundred and eighty (180) days following the initial receipt of the claim.

If the claim is denied in whole or in part, the Participant will receive a written explanation of the specific reasons for the denial, including a reference to the Plan provisions on which the denial is based.

If the Participant wishes to appeal this denial, the Participant may write the Plan Administrator within 60 days after receipt of the notification of denial. The claim will then be reviewed and the Participant will receive written notice of the final decision within sixty (60) days after the request for review. If more than sixty (60) days is required to render a decision, the Participant will be notified in writing of the reasons for delay. In any event, however, the Participant will receive a written notice of the final decision within one hundred and twenty (120) days after the request for review.

If an adverse benefit determination is made with respect to your appeal, the notice of the final decision will include the specific reasons for the denial, including a reference to the Plan provisions on which the denial is based, and a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to all documents and information relevant to the claim and that the Participant may bring a civil action under Section 502(a) of ERISA.

The foregoing procedures must be exhausted before a Participant may bring a legal action seeking payment of benefits under the Plan or of rights under the Plan’s terms.  The Participant may not bring such an action more than one year after the earlier of (i) the Participant’s Severance Date, or (ii) the Participant’s receipt of the notice of final decision on the request for appeal.

Section 12.2       Allocation of Fiduciary Responsibilities and Employment of Advisors

Any Named Fiduciary may:

(a)          Allocate any of his or her responsibilities under the Plan to such other person or persons as he or it may designate, provided that such allocation and designation shall be in writing and filed with the Plan Administrator.

(b)          Employ one or more persons to render advice to him, her or it with regard to any of his, her or its responsibilities under the Plan; and

(c)          Consult with counsel, who may be counsel to the Bank.

For purposes of this Plan, the term “Named Fiduciary” shall mean (but only to the extent of the responsibilities of each of them) the Plan Administrator and the Board of Directors of the Bank.  Whenever one Named Fiduciary is required by the Plan to follow the directions of another Named Fiduciary, the two Named Fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of the Named Fiduciary giving the directions shall be deemed his, her or its sole responsibility and the responsibility of the Named Fiduciary receiving those directions shall be to follow them insofar as such instructions are on their face proper under applicable law.

STATEMENT OF ERISA RIGHTS

A participant in this Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all plan participants shall be entitled to:

Receive Information About the Plan and a Participant’s Benefits

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available to the Public Disclosure Room of the Pension and Welfare Benefit Administration.

•
Upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Action by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the Bank or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent the Participant from obtaining a welfare benefit or exercising rights under ERISA.

Enforce Rights

If a claim for a welfare benefit is denied or ignored in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee a copy of plan documents or the latest annual report from the plan and does not receive them within 30 days, the employee may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the employee up to $110 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If the employee has a claim for benefits which is denied or ignored, in whole or in part, the employee may file suit in a state or federal court. If an employee is discriminated against for asserting his or her rights, the employee may seek assistance from the U.S. Department of Labor or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If an employee is successful, the court may order the person the employee has sued to pay these costs and fees. If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the claim is frivolous.

Assistance with Questions

If the employee has any questions about the Plan, the employee should contact the Plan Administrator. If the employee has any questions about this statement or about the employee’s rights under ERISA, or if the employee needs assistance in obtaining documents from the Plan Administrator, the employee should contact the nearest office of the employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL INFORMATION

Plan Sponsor:	Dime Community Bank 300 Cadman Plaza West 8th Floor Brooklyn, New York 11201 (718) 343-1801

Employer Identification Number (EIN):	[INSERT]

Plan Name:	Dime Community Bank Severance Benefits Plan

Type of Plan:	Welfare Benefits Severance Plan

Plan Year:	Calendar Year

Plan Number:	[INSERT]

Plan Administrator:	Dime Community Bank 300 Cadman Plaza West 8th Floor Brooklyn, New York 11201 Attention: Director of Human Resources (718) 343-1801

Agent for Service of Legal Process:	Plan Administrator